UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 2, 2006

Kana Software, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 614-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 3, 2006, Kana Software, Inc. (“KANA”) announced the consolidation of its research and development operations into one location in Menlo Park, California to optimize KANA’s research and development processes and decrease overall operating expenses. As a result, KANA has acted to terminate the employment of approximately 18 employees based in New Hampshire. This reduction in force is expected to be completed by the end of January 2006.

As a result of this consolidation, KANA will incur restructuring charges of approximately $1.0 million to $1.5 million, primarily related to excess leased facilities and severance costs. This charge will be recorded in KANA’s fourth quarter of 2005 ended December 31, 2005.

A copy of the press release dated January 3, 2006 announcing the consolidation of research and development operations is attached hereto as Exhibit 99.02.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	As part of the reduction in force described in Item 2.05 of this Current Report on Form 8-K, KANA has terminated the employment of Alan Hubbard, Executive Vice President Products and Technology, effective as of January 15, 2006.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Number	Description
99.01	Press release dated January 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/s/ John M. Thompson John M. Thompson Chief Financial Officer

Date: January 5, 2006

EXHIBIT INDEX

Number	Description
99.01	Press release dated January 3, 2006.